EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD TRUST ANNOUNCES SALE OF SPRINGHILL SUITES GAITHERSBURG & REDEMPTION OF OP UNITS
DALLAS, October 4, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has closed on the sale of the 162-room SpringHill Suites Gaithersburg in Gaithersburg, MD for approximately $13.2 million ($81,000 per key).
The purchase price for the SpringHill Suites Gaithersburg represents a trailing 12-month cap rate of 7.1% on net operating income. On a trailing 12-month basis, the hotel achieved RevPAR of $72, with occupancy of 66% and Average Daily Rate of $108. The consideration received from the sale was a combination of cash and approximately 2.0 million Class B common units of the Company’s operating partnership. The Class B operating partnership units were redeemed at a price of $5.74 per unit, or a price of $6.05 per common share after taking into account the current conversion factor. The Company also paid off approximately $10.4 million of debt associated with the property. With this sale, the Company has now closed on or announced $218 million of sales of its non-core select-service hotels.
“Consistent with our strategy, we continue to pursue transactions with our non-core, select-service hotel portfolio that we believe maximize value for our shareholders,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “This was a unique opportunity to not only sell an asset at an attractive valuation but with a deal structure that allowed us to also buy back units in our operating partnership at an attractive value.”

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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